Citizens South Banking Corporation Announces Quarterly Cash Dividend and a Special Stock Dividend

GASTONIA, N.C., Oct. 18 /PRNewswire-FirstCall/ -- Kim S. Price, President and Chief Executive Officer of Citizens South Banking Corporation (Nasdaq: CSBC), announced today that the Company's Board of Directors has declared a cash dividend of one cent ($0.01) per common share.  This is a reduction of three cents ($0.03) per share paid in the prior quarter.   In addition, the Board of Directors approved a special stock dividend of five percent (5.0%).  The dividends will be payable to stockholders of record as of November 1, 2010, and will be distributed on November 15, 2010.

"The Board feels strongly about our record of paying cash dividends every quarter since the Company's conversion to public ownership.  However, in light of the challenges in the financial environment coupled with a number of opportunities we see developing in the market, the Board believes it is prudent to preserve the Company's strong capital position by reducing the quarterly cash dividend payment at this time," said Kim S. Price, President and Chief Executive Officer.  "The reduction in the dividend will preserve approximately $1.2 million in capital annually while the special stock dividend provides stockholders with an additional opportunity to participate in the Company's future growth," added Price.

Citizens South Banking Corporation is the parent corporation for Citizens South Bank, which was established in 1904 and is headquartered in Gastonia, North Carolina.  The Bank has 21 full-service banking offices located in the Charlotte, North Carolina and North Georgia regions.  Deposits are FDIC insured up to the applicable regulatory limit.  At September 30, 2010, the Company had consolidated assets of $1.1 billion, total loans of $754.7 million and total deposits of $865.8 million.  The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company's filings with the SEC.

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.   These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company's markets, and legal, regulatory, or accounting changes.  The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2009, describe some of these factors.

CONTACT:  Gary F. Hoskins, CFO, +1-704-884-2263, gary.hoskins@citizenssouth.com